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                                                                 EXHIBIT 11.01


                      ELECTRONIC ARTS INC. AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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

                                                                   Years Ended March 31,
                                                    ------------------------------------------------
                                                        1995              1994               1993
                                                    ------------------------------------------------
Net Income                                           $55,718,000       $44,737,000       $30,858,000

Weighted average number of outstanding
shares used in computation:
   Preferred Stock                                            --                --                --
   Common Stock                                       50,264,483        49,131,087        47,089,262
Number of common stock equivalents as a
result of stock options outstanding using
the treasury stock method                              1,965,468         3,087,802         2,835,608
                                                      ----------        ----------        ----------
   Total common stock and equivalents                 52,229,951        52,218,889        49,924,870
                                                      ----------        ----------        ----------
                                                      ----------        ----------        ----------
Primary and fully diluted net income per
share                                                      $1.07             $0.86             $0.62
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